Exhibit 99.1

Aéropostale Reports Results for Third Quarter of Fiscal 2012

Third Quarter Earnings of $0.31 Per Diluted Share
Provides Fourth Quarter Guidance

New York, New York, November 28, 2012 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the third quarter of fiscal 2012, and provided guidance for the fourth quarter of fiscal 2012.

Third Quarter Performance
Diluted net earnings for the third quarter of 2012 were $0.31 per share, compared to $0.30 per diluted share in the same period last year. Net income for the third quarter of 2012 was $24.9 million, compared to net income of $24.1 million last year.

For the third quarter of fiscal 2012, net sales increased 2% to $605.9 million, from $596.5 million in the year ago period. Comparable sales, including the e-commerce channel, for the third quarter decreased 1% compared to a 7% decrease last year. Comparable store sales, excluding the e-commerce channel, for the third quarter decreased 2%, compared to a 9% decrease last year.

Thomas P. Johnson, Chief Executive Officer, commented, “For the third quarter, we achieved net earnings slightly ahead of our previously issued guidance. Although we experienced pressure on our women's core basics business, she responded positively to our fashion offering. In addition, our men's and accessories businesses performed well.”

E-commerce
Net revenue from the Company's e-commerce business for the third quarter of fiscal 2012 increased 12% to $51.1 million, from $45.7 million in the year ago period.

Cash Position and Share Repurchase Program
The Company ended the quarter with cash and cash equivalents of $184.5 million and no debt. During the third quarter of fiscal 2012, the Company repurchased approximately $40.8 million, or 3.0 million shares of common stock. The Company currently has $104.4 million of availability remaining under its share repurchase program.

Store Growth and Capital Spending
The Company opened five Aéropostale and five P.S. from Aéropostale stores, and closed two Aéropostale and two temporary P.S. from Aéropostale stores during the quarter. For the third quarter, the Company invested $15.9 million in planned capital expenditures.

Fourth Quarter Guidance
The Company announced earnings guidance for the fourth quarter of fiscal 2012. The Company expects adjusted earnings in the range of $0.36 to $0.41 per diluted share, compared to adjusted earnings of $0.44 per diluted share in the same period last year. This earnings guidance does not include the impact of any potential store asset impairment charges, and assumes an effective tax rate of approximately 43.5% versus a tax rate of 35.9% last year.

Mr. Johnson continued, “While our performance over the Black Friday weekend was encouraging, the environment during the first few weeks of November was challenging. As a result, we continue to be cautious for the remainder of the quarter given the inconsistency we are seeing in our business against the backdrop of a highly promotional environment. We will continue to focus on delivering on our strategic initiatives, managing our business conservatively, and ending the quarter with inventories well-controlled.”

Use of Non-GAAP Measures
The Company believes that the disclosure of adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures, provides investors with useful information to help them better understand the Company's results (see Exhibit D).

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EST to review its third quarter results. The broadcast will be available through the 'Investor Relations' link at www.aeropostale.com and www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 916 Aéropostale® stores in 50 states and Puerto Rico, 78 Aéropostale stores in Canada and 99 P.S. from Aéropostale® stores in 20 states. In addition, pursuant to various licensing agreements, our licensees currently operate 28 Aéropostale® and P.S. from Aéropostale® stores in the Middle East, Asia and Europe. On November 13, 2012, Aéropostale, Inc. acquired substantially all of the assets of online women's fashion footwear and apparel retailer GoJane.com, Inc. Based in Ontario, California, GoJane focuses primarily on fashion footwear, with a select offering of contemporary apparel and other accessories.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 27, 2012	January 28, 2012	October 29, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$184,456	$223,712	$109,379
Merchandise inventory	277,440	163,522	265,133
Other current assets	64,578	54,565	67,500
Total current assets	526,474	441,799	442,012

Fixtures, equipment and improvements, net	298,915	287,393	313,483

Other assets	4,057	6,041	5,830

TOTAL ASSETS	$829,446	$735,233	$761,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$178,523	$103,476	$171,592
Accrued expenses	107,377	89,735	77,701
Total current liabilities	285,900	193,211	249,293

Other non-current liabilities	134,752	132,588	129,834

Stockholders’ equity	408,794	409,434	382,198

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$829,446	$735,233	$761,325

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	13 weeks ended
	October 27, 2012		October 29, 2011
		% of sales		% of sales
Net sales	$605,918	100.0%	$596,506	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	436,911	72.1	434,985	72.9
Gross profit	169,007	27.9	161,521	27.1
Selling, general and administrative expenses	126,514	20.9	121,793	20.4
Income from operations	42,493	7.0	39,728	6.7
Interest expense, net	39	0.0	185	0.0
Income before income taxes	42,454	7.0	39,543	6.7
Income taxes	17,507	2.9	15,435	2.7
Net income	$24,947	4.1%	$24,108	4.0%
Basic earnings per share	$0.31		$0.30
Diluted earnings per share	$0.31		$0.30
Weighted average basic shares	79,833		80,741
Weighted average diluted shares	80,136		81,068

STORE DATA:

Comparable sales change (including e-commerce channel)	(1)%		(7)%
Comparable store sales change (excluding e-commerce channel)	(2)%		(9)%
Stores open at end of period	1,091		1,055
Total square footage at end of period	4,033,820		3,886,083
Average square footage during period	4,027,337		3,862,152

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	39 weeks ended
	October 27, 2012		October 29, 2011
		% of sales		% of sales

Net sales	$1,588,469	100.0%	$1,533,880	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	1,157,680	72.9	1,121,666	73.1
Gross profit	430,789	27.1	412,214	26.9
Selling, general and administrative expenses	371,012	23.4	339,524	22.1
Income from operations	59,777	3.7	72,690	4.7
Interest expense, net	346	0.0	300	0.0
Income before income taxes	59,431	3.7	72,390	4.7
Income taxes	23,837	1.5	28,974	1.9
Net income	$35,594	2.2%	$43,416	2.8%
Basic earnings per share	$0.44		$0.53
Diluted earnings per share	$0.44		$0.53
Weighted average basic shares	80,714		81,358
Weighted average diluted shares	81,157		81,924

STORE DATA:

Comparable sales change (including e-commerce channel)	1%		(8)%
Comparable store sales change (excluding e-commerce channel)	(1)%		(10)%
Average square footage during period	3,981,670		3,806,693

EXHIBIT D

AÉROPOSTALE, INC.
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following table presents a reconciliation of net income and diluted earnings per share (“EPS”) on a GAAP basis to the non-GAAP adjusted basis discussed in this release.

	39 weeks ended
	October 27, 2012		October 29, 2011
	Net Income	Diluted EPS	Net Income	Diluted EPS

As reported	$35,594	$0.44	$43,416	$0.53
Vendor dispute resolution[1]	—	—	(4,700)	(0.06)
As adjusted	$35,594	$0.44	$38,716	$0.47

1 During the second quarter of 2011, we recorded a favorable pre-tax benefit of $8.7 million, resulting from the resolution of a previously disclosed dispute with one of our sourcing agents. Of this benefit, $8.0 million related to periods prior to fiscal 2011.